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AIR METHODS CORPORATION
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Air Methods Corporation, a Delaware corporation (“Air Methods”), is filing materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies from its stockholders in connection with its 2016 Annual Meeting of Stockholders and at any and all adjournments or postponements thereof (the “2016 Annual Meeting”).  Air Methods has not yet filed a preliminary or definitive proxy statement with the SEC in connection with its solicitation of proxies to be used at the 2016 Annual Meeting.

Fourth Quarter Earnings Call Transcript

Attached hereto is the transcript for Air Methods’ conference call that was held on February 25, 2016 to discuss Air Methods’ reported financial results for the fourth quarter ended December 31, 2015, a replay of which has been made available on Air Methods’ website.

Important Additional Information and Where to Find It

Air Methods intends to file a proxy statement with the SEC in connection with the solicitation of proxies for the 2016 Annual Meeting (the “2016 Proxy Statement”).  AIR METHODS STOCKHOLDERS ARE URGED TO READ THE 2016 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT DOCUMENTS THAT AIR METHODS WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Air Methods, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from Air Methods’ stockholders in connection with the 2016 Annual Meeting.  Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2016 Proxy Statement and other materials to be filed with the SEC in connection with the 2016 Annual Meeting.  Such information can also be found in Air Methods’ Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 27, 2015 and in Air Methods’ definitive proxy statement for the 2015 Annual Meeting, filed with the SEC on April 22, 2015.  To the extent holdings of Air Methods’ securities have changed since the amounts shown in the definitive proxy statement for the 2015 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Shareholders will be able to obtain, free of charge, copies of the 2016 Proxy Statement and any other documents filed by Air Methods with the SEC in connection with the 2016 Annual Meeting at the SEC’s website (www.sec.gov), at Air Methods’ website (www.airmethods.com) or by writing to Air Methods’ Corporate Secretary at Air Methods, 7211 South Peoria Street, Englewood, Colorado 80112, or by calling Air Methods’ Corporate Secretary at (303) 792-7400.

AIR METHODS CORPORATION

Moderator:                              Aaron Todd

February 25, 2016

4:30 p.m. ET

Operator:                                                                    This is Conference #:      40033031

Operator:                                                                    Good afternoon.  My name is (Cheryln) and I will be your conference operator today.  At this time, I would like to welcome everyone to the Air Methods Reports Fourth Quarter 2015 Financial Results conference call.

All lines have been placed on mute to prevent any background noise.  After the speaker’s remarks, there will be a question and answer session.  If you would like to ask a question during this time, simply press star, followed by the number one on your telephone keypad.  If you would like to withdraw your question, press the pound key.

I would now like to turn the conference over to Debbie Montgomery.  Please go ahead.

Debbie Montgomery:    Thank you, (Cheryln).  Good afternoon, everyone, and welcome to Air Methods Corporation’s Fourth Quarter 2015 Earnings call.  Also on the call today representing the company are Mr. Aaron Todd, Chief Executive Officer, and Mr. Trent Carmen, Chief Financial Officer.

Before we get under way, let me remind that your earnings release and presentation slides that accompany this call are available on the Investor Relations page of the Air Methods Web site.

The earnings release contains our cautionary statements.  I want to point out that in our remarks this afternoon, we will be discussing forward-looking information which involves a number of risks and uncertainties that may cause actual results to differ materially from our forward-looking statements.

We provide a comprehensive list of risk factors in our SEC filings including our report on Form 10K, which I encourage you to review.  With that having been said, I will now turn the call over to Mr. Aaron Todd.

Aaron Todd:                                                  Thanks, (Debbie), and thanks to all of you for joining us on the call today.  I wanted to take a few moments to reflect on the key results and trends during the past year.  We’re very pleased with our 2015 results.

We achieved a 10 percent increase income from continuing operations on revenue growth of 8 percent for the year despite significant increases in weather cancellations and higher than anticipated maintenance expenditures.

All three of our operating segments achieved improvement in revenue and earnings.  We are encouraged the demand for service has increased significantly in the past year.  Same base request for community-based patient transports increased nearly 5 percent.

This growth in demand for services is significantly higher than previous years and we feel that it is closely related to our business development efforts.  Same base transports decreased only 237 transports despite an increase of nearly 3,200 same base weather cancellations.

Overall, community-based transports increased 9 percent reflecting recent hospital-based conversions and net Greenfield expansions.

In 2015, we converted 13 bases at a 12 Greenfield locations and closed for consolidated 5 underperforming bases.  Community-based transports originating from our direct patient logistics transfer center increased 40 percent, representing 829 additional transports.

We continue to be optimistic concerning the reimbursement environment for our services even though speed of collections has slowed.  During 2015, initial denials of charges for medical necessity and lacking documentation increased to 43 percent compared to 35 percent in 2014 and 21 percent in 2013.

This has been a primary factor in our decrease in DSOs over the past 2 years; however, to-date we have not seen a lower collection percentage when an account is initially denied as opposed to when it is not denied.

Thus, ultimate collectability associated with initially denied accounts has not been affected.  It is important to also know that commercially insured accounts greater than 1-year-old have remained relatively unchanged at 3 percent compared with the prior year.

We collected 70 percent of the 2015 increase — price increase from closed privately insured accounts, which represents a 90 percent average participation rate as of the same time a year ago this compares to 48 percent of the 2014 price increase for closed accounts, which represented a 64 percent participation rate.

As mentioned in previous disclosures, the 2014 price increase participation rate was lower due to the cessation of a national contract.  As mentioned, aircraft maintenance ran hot especially through the first half of 2015.

For the year, maintenance expense increased 14 percent for air medical services operations despite only a 2 percent increase in flight volume.  For tourism operations, maintenance expense increased 20 percent despite only a 7 percent increase in flight volume.

We experienced a 25 percent decrease in fuel expense for air medical operations per flight hour and a 28 percent decrease in fuel expense per flight hour for our tourism operations.

As mentioned, we experienced divisional net earnings growth across all three segments.  Air medical services increased 12 percent, tourism increased 4 percent, and United Rotorcraft improved from a loss of 3.6 million to a divisional net loss of only 0.4 million excluding internal sales.

Tourism generated healthy organic revenue growth of 10 percent, which was fueled by a similar increase in passengers.  Tourism net income was more moderate at 4 percent growth due to higher than anticipated maintenance expenditures.

As of the end of 2015, backlog within our United Rotorcraft division, increased to 32 million from 18 million as of the end of 2014.

Eight of our nine hospital-base services contracts that were up for renewal in 2015 were renewed and retained by Air Methods.

Turning to capital allocation priorities, we acquired 33 aircraft in 2015, which represented the highest level of aircraft purchases in our company’s history.  This nearly 127 million investment in the business has resulted in Air Method’s fleet being among the youngest in the country at 10 years average age.

As I will be discussing shortly, we expect to dramatically decrease aircraft procurement in 2016 and subsequent years due to accelerated activity in 2015.  By prudently deploying capital earlier, we were able to take advantage of lower interest rates and bonus tax depreciation opportunities.

In the fourth quarter 2015 and first quarter 2016 to-date, we completed 26 million in share repurchases.  Average share price paid was $40.47.  We are committed to returning capital to our shareholders and we’ll continue to repurchase shares opportunistically under our remaining 174 million share dollars of share repurchase authorized.

In addition to the above outcomes, we are pleased to have secured a meaningful acquisition of a key regional air medical service provider, Priced Aid Care Flight, which closed in January of 2016.

As mentioned, its acquisition is expected to be accretive to EPS by 20 cents in 2016 and 30 cents in 2017.

Specific to our fourth quarter weather another higher than anticipated charges caused earnings to lag revenue growth during our fourth quarter, we are encouraged that weather adjusted flight volume would’ve reflected meaningful growth in same-base transports and a same-base request increased nearly 4 percent.

We continue to see approximately 10 percent growth in our tourism revenue during the quarter.  All of this was related to increase in passengers served, and revenue from our United Rotorcraft Division nearly doubled during the quarter.

Looking forward into 2016, we’d like to outline several key factors that will contribute to the company’s performance.  We estimate full-year benefit to EBITDA of 2015 hospital-based conversions and net Greenfield expansions to be 21 million using assumptions that I will mention shortly.

To be clear, this does not include any anticipated new conversions in 2016.  Currently, approximately 92 percent of our transports are billed out of network.  If we are successful in negotiating in-network agreements that are currently in process, this percentage of out-of-network transports will decrease to 85 percent.

We will only enter into these contracts if it is in our best interest to do so.  Of the 82 hospital-based locations as of the end of 2015, 18 are the subject of active negotiation or discussion for outsourcing in 2016.

Presently, wholesale Jet A is running nearly 46 below prior year average levels.  Total of fuel expense for 2015 was approximately 30 million.  Thus, we would anticipate greater fuel expense windfall in 2016 even though we have budgeted this expense to be relatively unchanged on a volume-adjusted basis.

We have hedged nearly all of our anticipated fuel needs for 2016 protecting us against wholesale fuel costs per gallon in excess of a $1.19.  Current price is around 94 cents per gallon.

We increase pricing for community-based transports on average effective January 1st at a level slightly below prior year increases.  We currently project aircraft procurements of 67 million in 2016 down from 127 million in 2015.

We are able to lower number of new deliveries due to acceleration of purchasing activity in prior years.  Maintenance expense per flight hour for tourism operations are projected to decrease by 12 percent in 2016 while maintenance expenses per flight hour for air medical services are conservatively projected to be unchanged.

Total community-based transports are projected to increase by 20 percent inclusive of benefits from Tri-State acquisition.  We are budgeting slightly above 7 percent growth in passengers served within our tourism operations.

Because of the difficulty in predicting key variables such as weather, paramix, collection rates and maintenance and fuel expenses, Air Methods does not provide specific quarterly or annual earnings guidance.

The volatility of earnings during recent years is a strong confirmation of why we do not provide this guidance.  That being said, even if we were to assume no growth in net revenue per transport or same-base transports, our budgeted forecast would still reflect EBITDA in the mid 300 million range including the benefit of the Tri-State Care Flight acquisition and full-year effect of 2015 hospital-based outsourcings.

This EBITDA range assumes no new hospital-based conversions or Greenfield expansions.  It also presumes no net benefit from price increases on January 1st or benefit from potential moderation and weather from 2015’s higher level.

This level also assumes that fuel expense per gallon is budgeted to be flat compared with 2015 models, a very conservative assumption given current fuel rates.  Before I turn the call over to Trent, I wanted to comment on 2 additional items.

First, the appointment of General Jessica Wright to our board of directors.  General Wright’s strong leadership and safety background and expertise in aviation, regulated industries, logistics and government affairs at the state and federal level will make her a valuable addition to the board.

Second, I wanted to provide an update on the board’s ongoing strategic review of the company’s available options to enhance value for all shareholders.  After a thorough evaluation of our strategic alternatives including the sale of the company, the board determined that continuing to pursue our standalone strategy will yield the best long-term value for our shareholders.

These strategic initiatives include growing our revenues organically via hospital-based conversions, new base openings, same-base requests and related transport growth, and increasing our net revenue per transport.

In addition, these strategic initiatives include prudently deploying capital to pursue growth enhancing accretive acquisitions by acquiring regional providers in the air medical industry, in growing our tourism business by exploring adjacencies in the space, and potential expansion of the company’s existing air tourism business, and ultimately and finally returning significant capital to shareholders.

That said, and let me emphasize, the analysis is not static or one-time.  Our board and management team are continuing to work with our financial advisors to consider all potentially value-enhancing opportunities for Air Methods’ shareholders.

With that summary, I’ll turn the call over to Trent.

Trent Carmen:                                        Thanks, Aaron.  Included in today’s press release was a summary of EBITDA from continuing operation for the fourth quarters of 2015 and ‘14.  EBITDA from continuing operations for the fourth quarter of 2015 increased over 4 percent versus the comparable quarter of 2014.

For 2015, EBITDA from continuing operations increased 9 percent versus 2014.  These increases are after approximately $3.5 million of incremental expenses related to acquisitions, accidents and severance.

December 31, 2015, our net debt was approximately $694 million.  This compares to approximately $620 million at December 31, 2014.  The $74 million increase in net debt relates primarily to the $127 million of new aircraft additions that Aaron previously mentioned, $65 million related to the acquisition of hospital programs, and $18 million related to the buyout of 16 aircraft leases during 2015.

Of our outstanding indebtedness of 2000 — at the end of 2015, approximately $244 million had a floating interest rate associated with it.

Our interest rate on that debt was 2.25 percent at the end of the year.  Virtually all of our remaining in-debt, outstanding indebtedness at the end of the year had fixed rates that ranged between 2.3 percent and 4.9 percent.

We have commitments from our various financial institutions that we work with to finance all of our 2016 new aircraft deliveries that Aaron previously mentioned.  For those aircraft that we have financed so far in 2016, the 10-year fixed rate interest that we have locked in has ranged between 3 percent and 3.5 percent.

At the end of 2015, we had 90 aircraft that we still continued to lease.  We are currently planning to exercise the early lease buyouts on 15 of these aircraft during 2016.  The early lease buyouts will be approximately $25 million and we plan to use cash flow from operations to finance them.

General and administrative expenses as a percentage of revenue remain virtually the same in the fourth quarters of 2015 and 2014, just under 14 percent.  This is despite the incremental $3.5 million of expenses during the fourth quarter of 2015 that I previously mentioned, many of which were general and administrative in nature.

General administrative expenses were up 8.5 percent in the fourth quarter of 2015 as compared to 2014.  As we had previously discussed, there’s significantly more administrative burden associated with community basis.

This includes dispatch, billing and management.  Our community-based account at the end of 2015 was 209.  This compares to 189 at the end of 2014.  In January 2016, we completed the purchase of Tri-State Care Flight as Aaron mentioned.

To fund this acquisition, we borrowed $220 million under our bank credit facility.  As part of our August 2015 bank refinancing, we added $400 million of delayed draw term loan availability specifically for M&A and stock repurchases while we have completed approximately $26 million of stock repurchases to-date, we have not borrowed any additional funds under the delayed draw term loans to fund those.

We currently have $180 million of availability under the delayed draw term loans and $100 million of availability under our revolving line of credit.  With that, I will turn it over to the operator for questions from our analysts.

Operator:                                                                    At this time if you would like to ask a question, press star one on your telephone keypad.  Again, that’s star one to ask a question.  Your first question comes from the — from the line of (Ryan Daniels) with William Blair.

(Nick Hiller):                 Hi.  This is (Nick Hillar) in for (Ryan Daniels).  Thanks for taking my questions.  I was just wondering if there was anything you could isolate specifically with January revenue per transport being down from January 2015 to January 2016?

Trent Carmen:                                        Yes, as we mentioned in the release, (Nick), the — especially in the first quarter, we can get a lot of volatility in the monthly number.  Last year, it ranged from around 127 in January, which was the highest month, to a low of just over 10,000 that transported in February of 15.

So that explains part of it.  If you just isolate January specifically, about a third of the — of the — of the decline, if you will, was attributed to or was attributed to the payer mix true-up of the October estimate, and that was also used to book January.

And then about half was attributed to just collections that were — that came in below the average of expectations and so you have an immediate true-up of that.  January’s was a weaker collection month.

We ended only — we only collected about a 5 percent higher cash receipt than the year before.  In February, we’re on pace to collect about 25 percent more cash than the year before and that excludes the Tri-State effect.

So we — you know that tends to be predictive of better net revenue per transport and certainly a more favorable impact on DSOs.  So I think a lot of it is timing.

(Nick Hiller):                                                   OK.  Great.  Thanks.  And then in the past, you discussed how rolling off with the national contract impacted both DSOs and the collection rate, and, I mean, as we look into 2016, are there any thoughts on where these 2 metrics could settle?

Trent Carmen:                                        Yes, I think the biggest impact on the DSO expansion is the fact that we’ve seen over a doubling of the percentage of accounts that go through some type of initial denial whether it be for medical necessity or for you know requests for additional documentation.

That has had by far the largest impact on the DSOs.  At a — at a slightly lower level, about 8 percent of the accounts, which represents an increase, I think, from about 2 percent a couple of years before, some of the insured — insurance companies are paying the patient and that requires added effort for us to then get collected from them.

So that’s the number one impact on the — on the DSOs and we are you know doing our best to manage through those changes, but that’s the biggest impact.  As evidence of that, the accounts that are older than a year have — are largely unchanged and very de minimus at about 3 percent.

Relative to the outlook for reimbursement, I think the real positive takeaways are, one, whether an account goes through initial denial or not, as we — to-date, as we’ve looked at all closed accounts, there’s really no meaningful difference between the collection percentage if the account went through denial or not.  In fact, interestingly, it’s actually slightly higher if there was an initial denial as far as the collection percentage than if there wasn’t.  That bodes well.

I think the other thing that is very encouraging is that we are seeing a higher participation rate on the 2015 price increase than we did from the 2014 price increase and because we don’t factor that into our collection percentage assumptions until it’s been aged over a year and under 2 years, then it’ll be delayed as to when we would see the benefit of that in our — in our — in our collection percentage assumptions.

(Nick Hiller):                 OK.  Great.  Thank you very much.

Operator:                                                                    As a reminder if you’d like to ask a question, press star one.  Your next question comes from (Bob Lavick) with CJS Securities.

(Bob Lavick):                                            Good afternoon.

Aaron Todd:                                                  Hey, (Bob).

(Bob Lavick):                                            Hi.  Wanted to start just to clarify one thing: Did you say you expect 20 percent flight volume growth year-over-year?

Aaron Todd:                                                  That includes the Tri-State — that includes the Tri-State acquisition and it also includes the full-year benefit of the hospital out-basis that were outsourced in 2015 in the — in the net Greenfield expansion.

So when you add that together, then that computes to about 20 percent.

(Bob Lavick):                                            OK.  No, that’s still very, very strong.  And…

Aaron Todd:                                                  Yes.  And by the way, (Bob), that assumes zero growth in same-base transports, which I think is conservative because it was — we had — over the last 5 years, 2015 had the highest number of weather cancellations as a percentage of requests of any of the previous years and was up, as you know 3,200 transports.

So a flat same-base transport growth assumption in 2016 budget we believe to be conservative.

(Bob Lavick):                                            Got it.  OK.  I agree with that.  And then regarding the you know Tri-State, I know it’s difficult to you know project (inaudible) transport because mixed obviously has a huge play in that as well, but if everything was the same, would Tri-State have a you know positive or negative effect on net revenue for transport generally?

Aaron Todd:                                                  It should have a positive because they do longer ranged trips.  It’s not that their pricing is really all that different from our own, but they have very long ranged transports because of where they operate so that should have a slightly positive impact on the overall average.

(Bob Lavick):                                            OK.  Great.  And then you mentioned you’re buying back some stock now and you you know talked about it first in August, you put it in place, and then you were negotiating with and buying Tri-State, which is why you would delay it for a little while.

Does the fact that you’re buying stock now mean you’re putting acquisitions on-hold or how should we think about (inaudible)?

Aaron Todd:                                                  No, not at all.  I mean, obviously we’re still pursuing that.  If we get to the point where any of our pursuits is going to result in something that is going to be near-term, then obviously unless we’ve already you know pre-determined the parameters for purchasing under a stated program, then obviously we would — you know we would — we would cease that.

But you know we’ll be in the market from time-to-time and always in — you know in with consideration as to whether or not we’re in possession of material inside information.  If we are, obviously we won’t trade.

(Bob Lavick):                                            Got it.  And then you had mentioned, I guess you know on the last call you mentioned a little bit today, too, maybe you can just clarify or update us on the in-network contract negotiations.

You had some you were in the process of in Q4, I think.  Did those…

Aaron Todd:                                                  Yes, the ones that we’ve already negotiated, we believe, is going to have an aggregate of about an $8 million improvement in net reimbursement if you add all of them to-date, and therefore, the run rate is about 8 percent of our transports you know presently would be on average in-network.

We believe that that will go to 15 percent if the other negotiations that are taking place in network agreements.

(Bob Lavick):                                            OK.  And inclusive of these, assuming these things go through, would you then expect you know kind of a — more of a flattening of the collection rate, or what’s the impact of collection rate by going onto these in-network?

Aaron Todd:                                                  Yes, I mean, obviously there’s two reasons why we would go in-network, either one, we believe that it will improve our reimbursement over historical levels and/or two, that it will give us greater opportunity to capture flight volume.

And so it’s a combination of the two and I wouldn’t be able to get more specific than that.

(Bob Lavick):                                            OK.  Fair enough.  No — thank you very much.  I’ll get back in queue.

Aaron Todd:                                                  Thank you, (Bob).

(Bob Lavick):                                            Yes.

Operator:                                                                    And I show no further questions.

Aaron Todd:                                                  Well, very good.  I’m sure there are many of you that might like to talk with Trent and I.  We will be available the rest of today and most of the day tomorrow, so feel free to give us a call.

The 10K will be out tomorrow morning and you may also have questions as you review those disclosures and, again, appreciate your participation on the call and we’ll be in touch.

Operator:                                                                    Thank you for your participation.  This concludes today’s conference call.  You may now disconnect.

END